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                                EXHIBIT 10.10.3
                                ---------------

                          ADDENDUM TO LEASE AGREEMENT
                          ---------------------------

                                February 1, 1999

Whereas: Sedona - GeoServices, Inc. ("Tenant") entered into a Lease Agreement with Lewis Road Associates, a Pennsylvania Partnership, ("Landlord"), dated July 1st, 1996.

Whereas: The existing Lease Agreement comprises 2,793 square feet on the Northwest corner of the second floor and 3,734 square feet on the Southwest corner of the second floor and 5,091 square feet on the Southeast corner of the second floor.

Whereas: The Tenant is desirous of continuing the lease for the additional office space in the building on the Southeast corner of the second floor comprising of 583 square feet for an additional ninety (90) days.

Whereas: The rent for the additional space shall be $15.00 per square foot and this agreement shall run for the period 2/l/99 - 4/30/99. After three(3) months, Tenant will have the option to take the entire space or continue the lease for an additional four(4) months. At that time the lease expiration will coincide with the original lease agreement expiration dates. When multiplied by the square feet of space will yield a monthly rental rate of $729.00.

Therefore: Intending to be legally bound, Tenant and Landlord agree to the above terms and conditions. All rights contained in the Original Lease Agreement will apply to this Addendum and its related space.

           -------------------------              -------------------------
           Gregory A. Dinnocenti-                 Larry Osterwise-President
           Lewis Road Associates                  Sedona GeoServices